Exhibit 99.1

News Release

For Immediate Release

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS EARNINGS FOR THE SECOND QUARTER OF 2021

Midlothian, Virginia, July 29, 2021. Village Bank and Trust Financial Corp. (the “Company”) (Nasdaq symbol: VBFC), parent company of Village Bank (the “Bank”), today reported unaudited results for the second quarter of 2021. Net income for the second quarter of 2021 was $3,294,000, or $2.24 per fully diluted share, compared to net income for the second quarter of 2020 of $2,335,000, or $1.61 per fully diluted share. For the six months ended June 30, 2021, net income was $7,191,000 or $4.90 per fully diluted share, compared to net income for the six months ended June 30, 2020 of $3,233,000, or $2.22 per fully diluted share.

“We are pleased with our second quarter results,” commented Jay Hendricks, President and CEO. “Highlights from the quarter centered around loan forgiveness from the U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”), robust mortgage activity, and a reserve release attributable to an improving economic outlook. Our commercial banking segment successfully generated core loan growth (excluding PPP) of approximately 5% and 7% for the quarter and year-to-date, respectively. We remain disciplined in managing our net interest margin (“NIM”) as balance sheet liquidity continues to grow.”

Financial Highlights

Highlights for the second quarter of 2021 are as follows:

	Three Months Ended		Six Months Ended
Metric	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Consolidated
Return on average equity	22.79%	20.12%	25.81%	14.36%
Return on average assets	1.85%	1.34%	2.05%	1.05%
Commercial Banking Segment
Return on average equity	17.54%	12.47%	17.32%	9.05%
Return on average assets	1.42%	0.83%	1.37%	0.66%
Net interest income to average assets	3.53%	2.78%	3.58%	2.97%
Provision to average assets	(0.28%)	0.17%	(0.14%)	0.23%
Noninterest income to average assets	0.41%	0.33%	0.41%	0.42%
Noninterest expense to average assets	2.41%	1.85%	2.36%	2.32%
Mortgage Banking Segment
Return on average equity	5.25%	7.65%	8.50%	5.31%
Return on average assets	0.43%	0.51%	0.67%	0.39%
Net income before tax to average assets	0.54%	0.65%	0.85%	0.49%

Operating Results

The following table presents quarterly results for the indicated periods (in thousands):

GAAP Operating Results by Segment
	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
Pre-tax earnings by segment
Commercial banking	$3,236	$2,998	$2,056	$1,377	$1,876
Mortgage banking	961	2,035	1,900	1,569	1,124
Income before income tax expense	4,197	5,033	3,956	2,946	3,000
Commercial banking income tax expense	701	709	504	348	429
Mortgage banking income tax expense	202	427	400	329	236
Net income	$3,294	$3,897	$3,052	$2,269	$2,335

Three months ended June 30, 2021 vs. three months ended June 30, 2020.

The Commercial Banking Segment posted net income of $2,535,000 for Q2 2021 compared to $1,447,000 for Q2 2020.

The following are variances of note for the three months ended June 30, 2021 compared to the three months ended June 30, 2020:

•	NIM expanded by 82 basis points to 3.84% for Q2 2021 compared to 3.02% for Q2 2020. The expansion was driven by the following:

o	The yield on average earning assets expanded by 40 basis points, 4.19% for Q2 2021 vs. 3.79% for Q2 2020, primarily because of the recognition of income associated with the origination and forgiveness of PPP loans.

o	As of June 30, 2021, the Commercial Banking Segment had originated $185,137,000 in first round PPP loans and $77,539,000 in second round PPP loans. These loans carry a stated interest rate of 1.00% and the Commercial Banking Segment earns a fee from the SBA of 1% to 5% depending on the size of the loan. The fee is amortized, based on the term of the loans, through net income, net of deferred costs associated with the origination of these loans. During Q2 2021, the Commercial Banking Segment recognized $1,320,000 in SBA fee income, net of deferred costs through interest income as a result of normal amortization and the receipt of funds from loans forgiven by the SBA. In addition, the Commercial Banking Segment recognized $348,000 in interest income associated with these loans during Q2 2021. PPP income of $1,668,000, during Q2 2020, had a 19 basis points impact on the yield of average earnings assets. Adjusting solely for the impact of PPP income recognized during Q2 2021 our NIM would have been 3.56%.

o	The cost of interest bearing liabilities dropped by 56 basis points to 0.59% for Q2 2021 compared to 1.15% for Q2 2020, as a result of the Commercial Banking Segment’s continued efforts to build low cost relationship deposits and its disciplined approach to deposit pricing. Low cost relationship deposits (i.e. interest checking, money market, and savings) grew by $69,538,000, or 30.07%, from Q2 2020, while higher cost time deposits decreased by $51,572,000, or 37.89%, from Q2 2020. We were able to decrease the cost of money market deposit accounts by 50 basis points, 0.28% for Q2 2021 vs. 0.78% for Q2 2020, and time deposits accounts by 46 basis points, 1.17% for Q2 2021 vs. 1.63% for Q2 2020. We believe that there continues to be opportunities through our funding mix and pricing strategies to lower our cost of funds further.

•	The Commercial Banking Segment recorded a recovery of provision expense of $500,000 for Q2 2021 compared to a provision expense of $300,000 for Q2 2020. The recovery of provision for Q2 2021 resulted from a reduction in the qualitative factors driven by improving economic factors, improved credit metrics, and reductions in loan deferrals. The provision expense for Q2 2020 was the result of an increase in the qualitative factors driven by economic uncertainty surrounding the COVID-19 pandemic. While the Delta variant of the COVID-19 virus remains a risk to credit quality, we believe our current level of allowance for loan losses is sufficient.

•	The Commercial Banking Segment posted noninterest income of $733,000 for Q2 2021 compared to $571,000 for Q2 2020. The increase in noninterest income was driven primarily by an increase in interchange fee income as macroeconomic conditions continued to improve and consumer spending picked up during the quarter.

•	The Commercial Banking Segment posted noninterest expense of $4,287,000 for Q2 2021 compared to $3,232,000 for Q2 2020. The increase in noninterest expense was driven primarily by the deferral of $1,052,000 in salary and benefits costs during Q2 2020 compared to the deferral of $88,900 during Q2 2021 associated with the volume related to the origination of PPP loans during those periods.

The Mortgage Banking Segment posted net income of $759,000 for Q2 2021 compared to $888,000 for Q2 2020. Mortgage originations were $73,145,000 for Q2 2021, down 16.6% from $87,733,000 for Q2 2020. The Mortgage Banking Segment continues to maintain a strong pipeline of purchase money loans going into the second half of 2021. Mortgage rates experienced a slight rise during the first half of 2021 which has softened the refinance market; however, the bigger risk to mortgage earnings is the historically low inventory of homes for sale.

Six months ended June 30, 2021 vs. six months ended June 30, 2020.

The Commercial Banking Segment posted net income of $4,824,000 for the six months ended 2021 compared to $2,038,000 for the six months ended 2020.

The following are variances of note for the six months ended June 30, 2021 compared to the six months ended June 30, 2020:

•	NIM expanded by 63 basis points to 3.88% for the six months ended June 30, 2021 compared to 3.25% for the six months ended June 30, 2020. The expansion was driven by the following:

o	The yield on average earning assets expanded by 12 basis points, 4.25% for Q2 2021 vs. 4.13% for Q2 2020, primarily because of the impact of the recognition of income associated with the origination and forgiveness of PPP loans.

o	During the six months ended June 30, 2021, the Commercial Banking Segment recognized $2,825,000 in PPP fee income, net of deferred costs through interest income as a result of normal amortization and the receipt of funds from loans forgiven by the SBA. In addition, the Commercial Banking Segment recognized $728,000 in interest income associated with these loans during the six months ended June 30, 2021. PPP income of $3,563,000, during the six months ended June 30, 2020, had a 24 basis points impact on the yield of average earnings assets. Adjusting solely for the impact of PPP income recognized during the six months ended June 30, 2021 our NIM would have been 3.54%, which is consistent with our NIM prior to the onset of the COVID-19 pandemic.

o	The cost of interest bearing liabilities dropped by 65 basis points to 0.62% for the six months ended June 30, 2021 compared to 1.27% for the six months ended June 30, 2020, as a result of the Commercial Banking Segment’s continued efforts to build low cost relationship deposits and its disciplined approach to deposit pricing. Low cost relationship deposits (i.e. interest checking, money market, and savings) grew by $69,538,000, or 30.07%, from June 30, 2020, while higher cost time deposits decreased by $51,572,000, or 37.89%, from June 30, 2020.We were able to decrease the cost of money market deposit accounts by 49 basis points, 0.31% for the six months ended June 30, 2021 vs. 0.80% for the six months ended June 30, 2020, and time deposits accounts by 56 basis points, 1.21% for the six months ended June 30, 2021 vs. 1.77% for the six months ended June 30, 2020. We believe that there continues to be opportunities through our funding mix and pricing strategies to lower our cost of funds further.

•	The Commercial Banking Segment recorded a recovery of provision expense of $500,000 for the six months ended June 30, 2021 compared to a provision expense of $700,000 for the six months ended June 30, 2020. The recovery of provision for the six months ended June 30, 2021 resulted from a reduction in the qualitative factors which was driven by improving economic factors, improved credit metrics, and reductions in loan deferrals. The provision expense for the six months ended June 30, 2020 was the result of an increase in the qualitative factors driven by economic uncertainty surrounding the COVID-19 pandemic. While the Delta variant of the COVID-19 virus remains a risk to credit quality, we believe our current level of allowance for loan losses is sufficient.

•	The Commercial Banking Segment posted noninterest income of $1,456,000 for the six months ended June 30, 2021 compared to $1,304,000 for the six months ended June 30, 2020. The increase in noninterest income was driven primarily by an increase in interchange fee income as macroeconomic conditions continued to improve and consumer spending picked up during the quarter.

•	The Commercial Banking Segment posted noninterest expense of $8,276,000 for the six months ended June 30, 2021 compared to $7,149,000 for the six months ended June 30, 2020. The increase in noninterest expense was driven primarily by the following:

o	The deferral of $1,052,000 in salary and benefits costs during the six months ended June 30, 2020 compared to the deferral of $580,300 during the six months ended June 30, 2021 associated primarily with the volume of originations of PPP loans during those periods.

o	The recognition of the gain on sale of OREO totaling $7,800 for the six months ended June 30, 2021 compared to a gain $175,000 for the six months ended June 30, 2020.

o	The accrual of $126,300 for an expected loss on the prior sale of an SBA loan that defaulted during the six months ended June 30, 2021.

The Mortgage Banking Segment posted net income of $2,367,000 for the six months ended June 30, 2021 compared to $1,195,000 for the six months ended June 30, 2020. Mortgage originations were $164,349,000 for the six months ended June 30, 2021, up 15.7% from $142,105,000 for the six months ended June 30, 2020. The Mortgage Banking Segment continues to take advantage of the accommodative rate environment while maintaining a strong pipeline of purchase money loans going into the second half of 2021. Mortgage rates experienced a slight rise during the first half of 2021 which has softened the refinance market; however, the bigger risk to mortgage earnings is the historically low inventory of homes for sale.

Loans and Asset Quality

The following table provides the composition of our gross loan portfolio at the dates indicated (in thousands):

Gross Loans Outstanding
Loan Type	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
C&I + Owner occupied commercial real estate	$151,444	$149,289	$144,198	$134,799	$138,121
PPP Loans	97,617	159,769	136,674	185,137	184,478
Nonowner occupied commercial real estate	140,182	134,646	131,440	127,396	129,943
Acquisition, development and construction	44,073	29,600	29,569	33,337	31,876
Total commercial loans	433,316	473,304	441,881	480,669	484,418
Consumer/Residential	86,533	86,817	86,580	85,766	88,863
Student	28,601	29,062	29,657	30,656	31,594
Other	3,214	2,994	2,885	2,998	3,118
Total loans	$551,664	$592,177	$561,003	$600,089	$607,993

Total loans, excluding PPP loans, increased by $21,639,000, or 5.00%, from Q1 2021, and increased by $30,532,000, or 7.21%, from Q2 2020. Variances of note are as follows:

•	The core commercial loan portfolio grew by $22,164,000, or 7.07%, from Q1 2021 and increased by $35,759,000, or 11.92%, from Q2 2020. Core loan growth was a product of our continued success in capitalizing on new PPP relationships, as well as improving economic activity. While we are seeing growth throughout the portfolio, Q2 2021 growth was primarily attributable to non-speculative owner-occupied construction. Our pipeline remains strong which we believe will support continued core loan growth for the remainder of 2021.

PPP loans

Through PPP round one and two our team provided essential funds to over 2,300 businesses and nonprofits and protected more than 28,600 jobs in our community. As of June 30, 2021, approximately $159,531,000 in PPP round one loans and $4,623,000 in PPP round two loans had received SBA approval for forgiveness. PPP loans decreased by $62,152,000, or 38.90%, from Q1 2021, and decreased by $86,861,000, or 47.08% from Q2 2020. Below is a breakdown by round as of June 30, 2021:

PPP loans as of June 30, 2021
	Round 1	Round 2
Dollars Approved	$185,137,000	$77,539,000
Number Approved	1,526	829
Jobs Impacted	>20,000	>8,600
Average Loan Size	$121,322	$93,533
% of Loans < $50,000	55%	57%

First Draw Round-2
Amount of Loans	N/A	$4,027,000
Number of Loans	N/A	160

Forgiveness	$159,531,000	$4,623,000

As of July 29, 2021, PPP loans decreased to $82,690,000, or 15.29%, from June 30, 2021 as the pace of loan forgiveness continued to increase heading into Q3 2021.

Asset quality

The Company recorded a recovery of provision expense during Q2 2021, as macroeconomic conditions continued to improve, loan deferrals decreased and credit quality remained strong. While we believe that the Delta variant of the COVID-19 virus remains a risk to credit quality, we believe our current level of allowance for loan losses is sufficient. The Bank’s asset quality metrics continue to compare favorably to our peers as follows:

Asset Quality Metrics
	Village					Peer Group
Metric	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2021(1)
Allowance for Loan and Lease Losses/Nonperforming Loans	221.77%	256.78%	251.75%	181.98%	205.33%	198.18%
Net Charge-offs (recoveries) to Average Loans(2)	0.04%	(0.01%)	0.05%	(0.03%)	(0.01%)	0.04%
Nonperforming Loans/Loans (excluding Guaranteed Loans)	0.38%	0.40%	0.41%	0.60%	0.48%	0.86%
Nonperforming Assets/Bank Total Assets (3)	0.22%	0.26%	0.27%	0.35%	0.30%	0.64%

(1) Source - SNL data for VA Banks <$1 Billion in assets as of March 31, 2021.
(2) Annualized.
(3) Nonperforming assets excluding performing troubled debt restructurings.

Continued Response to COVID-19

We continue to see signs of recovery in both the economy and our customers. Our level of loan deferrals decreased considerably as the economy continued to strengthen. We returned our branches to full lobby access on April 19, 2021. With the continued uncertainty around the Delta variant of COVID-19, we continue to take the necessary measures to protect the health and wellbeing of our employees and customers. We believe that we remain well positioned to weather the economic uncertainty created by the COVID-19 pandemic.

Client Accommodations

Deferred loan balances continued to decrease during Q2 2021 and are down significantly since their peak as of September 30, 2020.

Below is a breakdown of the loan portfolio showing the percentage of loans whose deferral periods have not ended or have been extended as of the dates indicated (dollars in thousands):

	Balance	June 30, 2021		March 31, 2021
	June 30,	Deferred Loans(2)		Deferred Loans(2)
Loan Type	2021(1)	$ Def	% Def	$ Def	% Def
C&I + Owner occupied commercial real estate	$151,444	$5,093	3.36%	$5,282	3.54%
Nonowner occupied commercial real estate	140,182	-	0.00%	12,702	9.43%
Acquisition, development and construction	44,073	-	0.00%	-	0.00%
Total commercial loans	335,699	5,093	1.52%	17,984	5.74%
Consumer/Residential	86,533	774	0.89%	1,050	1.21%
Student	28,601	-	0.00%	-	0.00%
Other	3,214	-	0.00%	-	0.00%
Total loans	$454,047	$5,867	1.29%	$19,034	4.40%

(1) The table excludes PPP Loans of $97,617 as the inclusion of these loans dilutes the impact of the deferral program.
(2) Effective January 19, 2021, the SBA provided guidance on the implementation of the extension of the Section 1112 Debt Relief Program for the 7(a) loan program as authorized by Section 325 of the Economic Aid to Hard-Hit Small Business, Nonprofits, and Venues Act. The SBA will pay the principal, interest, and fees on current 7(a) loans for a period of up to eight months. These loans have been excluded from the June 30, 2021 and March 31, 2021 metrics.

The hotel segment, which represented approximately 67% of total deferrals at March 31, 2021, all returned to contractual debt service payments during Q2 2021. We believe that the remainder of deferred loans will return to contractual debt service payments during Q3 2021. As of July 29, 2021, $309,000 of deferrals remained outstanding as borrowers returned to contractual debt service payments.

Below is a breakdown of select industry categories within our loan portfolio showing the percentage of loans in deferral as of the dates indicated (dollars in thousands):

	Balance	June 30, 2021		March 31, 2021
	June 30,	Deferred Loans(1)		Deferred Loans(1)
Select Industries	2021	$ Def	Amount	$ Def	Amount
Hotels	$29,673	$-	0.00%	$12,702	42.74%
Food Service	18,391	465	2.53%	654	3.22%
Retail(2)	24,963	3,235	12.96%	3,235	15.96%
Medical and Child Care	11,604	-	0.00%	-	0.00%
Real Estate and Leasing	168,702	-	0.00%	-	0.00%
Arts and Entertainment	7,262	1,858	25.59%	1,944	25.57%
Total	$260,595	$5,558	2.13%	$18,535	7.82%

(1) Effective January 19, 2021, the SBA provided guidance on the implementation of the extension of the Section 1112 Debt Relief Program for the 7(a) loan program as authorized by Section 325 of the Economic Aid to Hard-Hit Small Business, Nonprofits, and Venues Act. The SBA will pay the principal, interest, and fees on current 7(a) loans for a period of up to eight months. These loans have been excluded from the June 30, 2021 and March 31, 2021 metrics.
(2) Loans within this group include business such as grocery, convenience stores, drug stores, consumer durables, apparel, and personal services.

Deposits

The following table provides the composition of our deposits at the dates indicated (in thousands):

Deposits Outstanding
Deposit Type	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
Noninterest-bearing demand	$252,756	$245,582	$222,305	$217,204	$212,434
Interest checking	77,828	71,949	70,342	59,712	56,448
Money market	178,602	164,689	152,726	147,467	143,177
Savings	44,351	44,638	38,083	33,733	31,618
Time deposits	84,546	93,198	104,926	115,736	136,118
Total deposits	$638,083	$620,056	$588,382	$573,852	$579,795

Total deposits increased by $18,027,000, or 2.91%, from Q1 2021, and increased by $58,288,000, or 10.05%, from Q2 2020. Variances of note are as follows:

•	Noninterest bearing demand account balances increased $7,174,000 from Q1 2021 and increased $40,322,000 from Q2 2020, and represented 39.61% of total deposits compared to 39.61% as of Q1 2021 and 36.64% as of Q2 2020. The increase in noninterest bearing demand accounts is a result of core relationship growth and continued success at converting non-customer PPP loan applicants into customers.

•	Low cost relationship deposits (i.e. interest checking, money market, and savings) balances increased $19,505,000, or 6.93%, from Q1 2021 and increased $69,538,000, or 30.07%, from Q2 2020. The increase in these accounts continues to be a result of adding core relationships, continued growth in accounts from non-customer PPP loan applicants and the migration of customer funds from time deposits.

•	Time deposits decreased by $8,652,000, or 9.28%, from Q1 2021 and $51,572,000, or 37.89%, from Q2 2020. The decrease in time deposits continues to be driven by the migration of customers from time deposits to lower cost deposit products. This decrease continues to allow us to lower our cost of interest bearing deposits.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has nine branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements. For this purpose, any statement, that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals. Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to:

•	the impacts of the ongoing COVID-19 pandemic;
•	changes in assumptions underlying the establishment of allowances for loan losses, and other estimates;
•	the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;
•	the effects of future economic, business and market conditions;
•	our inability to maintain our regulatory capital position;
•	the Company’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Company;
•	changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, soundness of other financial institutions we do business with;
•	risks inherent in making loans such as repayment risks and fluctuating collateral values;
•	changes in operations of Village Bank Mortgage Corporation as a result of the activity in the residential real estate market;
•	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of FDIC insurance and other coverages;

•	exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;
•	governmental monetary and fiscal policies;
•	changes in accounting policies, rules and practices;
•	reliance on our management team, including our ability to attract and retain key personnel;
•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
•	demand, development and acceptance of new products and services;
•	problems with technology utilized by us;
•	changing trends in customer profiles and behavior; and
•	other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”).

Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov.

For further information contact Donald M. Kaloski, Jr., Executive Vice President and CFO at 804-897-3900 or dkaloski@villagebank.com.

Financial Highlights
(Dollars in thousands, except per share amounts)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
	(Unaudited)	(Unaudited)	*	(Unaudited)	(Unaudited)
Balance Sheet Data
Total assets	$717,932	$715,621	$706,236	$727,260	$722,646
Investment securities	48,752	42,371	40,844	36,305	37,785
Loans held for sale	16,374	17,031	34,421	27,525	17,761
Loans, net	549,086	588,866	558,955	596,483	603,688
Allowance for loan losses	(3,429)	(3,992)	(3,970)	(4,050)	(3,759)
Deposits	638,083	620,056	588,382	573,852	579,795
Borrowings	14,408	31,537	55,921	98,504	90,496
Shareholders' equity	58,981	55,539	51,996	48,875	46,617
Book value per share	$40.21	$37.86	$35.46	$33.33	$32.07
Total shares outstanding	1,466,800	1,466,800	1,466,516	1,466,240	1,453,759

Asset Quality Ratios
Allowance for loan losses to:
Loans, net of deferred fees and costs	0.62%	0.68%	0.71%	0.68%	0.62%
Loans, net of deferred fees and costs (excluding PPP loans)	0.75%	0.92%	0.93%	0.97%	0.89%
Nonperforming loans	221.77%	256.78%	251.75%	181.98%	205.33%
Net charge-offs (recoveries) to average loans	0.04%	(0.01%)	0.05%	(0.03%)	(0.01%)
Nonperforming assets to total assets	0.22%	0.26%	0.27%	0.35%	0.30%

Bank Capital Ratios
Common equity tier 1	13.88%	13.99%	13.35%	13.19%	12.85%
Tier 1	13.88%	13.99%	13.35%	13.19%	12.85%
Total capital	14.57%	14.85%	14.20%	14.10%	13.69%
Tier 1 leverage	9.72%	9.68%	9.28%	8.80%	8.61%

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$6,972	$7,031	$7,409	$6,540	$6,193
Interest expense	580	655	858	1,069	1,249
Net interest income before
provision for (recovery of) loan losses	6,392	6,376	6,551	5,471	4,944
Provision for (recovery of) loan losses	(500)	-	-	250	300
Noninterest income	2,852	4,170	3,889	3,481	2,815
Noninterest expense	5,548	5,513	6,484	5,756	4,459
Income before income tax expense	4,196	5,033	3,956	2,946	3,000
Income tax expense	902	1,136	904	677	665
Net income	$3,294	$3,897	$3,052	$2,269	$2,335
Earnings per share
Basic	$2.24	$2.66	$2.08	$1.55	$1.61
Diluted	$2.24	$2.66	$2.08	$1.55	$1.61

Performance Ratios
Return on average assets	1.85%	2.25%	1.72%	1.26%	1.34%
Return on average equity	22.79%	29.07%	23.57%	18.74%	20.12%
Net interest margin	3.84%	3.92%	3.90%	3.21%	3.02%

* Derived from audited consolidated financial statements.

Financial Highlights
(Dollars in thousands, except per share amounts)

	Six Months Ended
	June 30,	June 30,
	2021	2020
	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$14,003	$11,877
Interest expense	1,235	2,506
Net interest income before
provision for (recovery of) loan losses	12,768	9,371
Provision for (recovery of) loan losses	(500)	700
Noninterest income	7,023	4,875
Noninterest expense	11,062	9,408
Income before income tax expense	9,229	4,138
Income tax expense	2,038	905
Net income	$7,191	$3,233
Net income available to common
shareholders	$7,191	$3,233
Earnings per share
Basic	$4.90	$2.22
Diluted	$4.90	$2.22

Performance Ratios
Return on average assets	2.05%	1.05%
Return on average equity	25.81%	14.36%
Net interest margin	3.88%	3.25%